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                                                                    EXHIBIT 99.2

                               OFFER TO SUBSCRIBE
                                      FOR
                           SHARES OF COMMON STOCK OF
                         ALPHA TECHNOLOGIES GROUP, INC.

To Stockholders of Alpha Technologies Group, Inc.:

   Enclosed for your consideration is a Prospectus dated November 30, 2000 (the "Prospectus") and the related rights exercise agreement in connection with the offer by Alpha Technologies Group, Inc., a Delaware corporation, being made to stockholders of its common stock. Each share of common stock can be purchased for $7.25 per share.

   We are the holder of record of the shares of Alpha Technologies Group, Inc. held for your account, and the Prospectus and the rights exercise agreement are being forwarded to you as the beneficial owner of the shares held by us in your account but not registered in your name. A subscription for shares can be made only by us as the holder of record and pursuant to your instructions. PLEASE INSTRUCT US HOW TO ACT BY COMPLETING THE RIGHTS EXERCISE AGREEMENT AND RETURNING IT TO US SO THAT WE CAN SUBSCRIBE FOR SHARES FOR YOU.

   Your attention is invited to the following:

  1. Stockholders may subscribe for shares as indicated in the Instructions attached hereto.

  2. The offer to subscribe expires at 5:00 p.m., Eastern Time, on January 5, 2001, unless otherwise extended by the Company to a date not later than January 15, 2001.

  3. You will receive one nontransferable right for every 25 shares held as of October 25, 2000. A separate certificate for the rights will not be delivered.

  4. You may subscribe for one share of common stock for every right granted to you, at a price of $7.25 per share. Fractional shares will not be issued.

   If you wish to have us subscribe for shares on your behalf, please so instruct us by completing, executing and returning to us the rights exercise agreement attached hereto. An envelope to return your rights exercise agreement to us is enclosed. YOUR RIGHTS EXERCISE AGREEMENT SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO MAKE SUITABLE ARRANGEMENTS WITH YOU FOR PAYMENT OF THE APPLICABLE AGGREGATE PURCHASE PRICE AND TO SUBMIT A SUBSCRIPTION ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

   BY PROVIDING THE RIGHTS EXERCISE AGREEMENT CONTAINED HEREIN TO US, YOU WILL BE DEEMED TO HAVE SUBSCRIBED FOR THE NUMBER OF SHARES SPECIFIED AND TO HAVE COMMITTED TO MAKE PAYMENT OF THE APPLICABLE AGGREGATE PURCHASE PRICE FOR THE SHARES SO SUBSCRIBED.

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